UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

May 5, 2009

MOBILEPRO CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

401 Professional Drive, Suite 128
Gaithersburg, MD 20879
(Address of principal executive offices) (Zip Code)

(301) 571-3476
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 5, 2009, the Registrant (“Mobilepro”) executed a Forbearance Agreement with YA Global Investments, L.P. f/k/a Cornell Capital Partners, L.P. (“YA Global”) pursuant to which YA Global has agreed to forbear for a period ending June 1, 2009 (the “Forbearance Period”) from enforcing its rights and remedies against the Registrant and its subsidiaries under the Secured Convertible Debenture and related agreements dated June 30, 2008 in the original principal amount of $13,391,175 (the “Debenture”).  The maturity date of the Debenture was May 1, 2009 at which time the amount outstanding was approximately $13.15 million.

During the Forbearance Period, YA Global and the Registrant have agreed to discuss and consider a plan to repay or restructure the Debenture. The Debenture continues to carry an interest rate of twelve percent (12%) during the Forbearance Period.  Although the Registrant intends to work diligently with YA Global during the Forbearance Period, there is no guarantee that the parties will reach a mutually agreeable repayment or restructuring plan. In the event the parties are unable to reach a mutually agreeable repayment or restructuring plan, YA Global could potentially exercise its rights as the company’s senior secured creditor which include, but are not limited to, foreclosing on the assets of the Company.  In such event the Registrant may not have the ability to continue as a going concern.  See “Risk Factors” in Mobilepro’s most recent quarterly report on Form 10-Q for more detail on such risks.

The foregoing is intended to be a summary only of the Forbearance Agreement and is modified in its entirety by the terms of the Forbearance Agreement, a copy of which is attached hereto and incorporated herein as an exhibit to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Forbearance Agreement dated May 5, 2009 between Mobilepro Corp. and YA Global Investments, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Jay O. Wright
Jay O. Wright Chief Executive Officer Mobilepro Corp.

Date:  May 5, 2009